Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hepion Pharmaceuticals, Inc.
Edison, New Jersey 08837

We hereby consent to the incorporation by reference in Registration Statements on Form S-1 (No. 333-275231), Form S-3 (No. 333-254996) and Form S-8 (Nos. 333-273269, 333-252188, 333-203867, 333-215662 and 333-234728) of our report dated April 16, 2024 relating to the consolidated financial statements of Hepion Pharmaceuticals, Inc. appearing in this Annual Report (Form 10-K) as of and for the year ended December 31, 2023. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ GRASSI & CO., CPAs, P.C.
Jericho, New York
April 16, 2024